NEWS RELEASE

For Immediate Release
Date: February 27, 2008

FHLB Des Moines Reports 2007 Year-End Financial Results
and Fourth Quarter Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) today released unaudited financial results for the year-end and three months ended December 31, 2007 and announced a quarterly dividend payable at an annualized rate of 4.50%. The dividend, based on the average capital stock balance held during the fourth quarter, will be paid to shareholders on February 28, 2008.

Assets and advances reached record levels in 2007. Total assets increased to $60.8 billion at December 31, 2007 compared to $42.0 billion at December 31, 2006. The advances portfolio increased significantly in light of the extraordinary events affecting the mortgage credit markets during the last half of 2007. Members increased their advance borrowings from the FHLB Des Moines by 84.9% from $21.9 billion at December 31, 2006 to $40.4 billion at December 31, 2007.

The year-end advance balance was the largest in the 75-year history of FHLB Des Moines and demonstrates the important role the FHLB System plays in providing a reliable source of stable funding during the continuing liquidity and credit crisis. As a result of its unique capital structure, where members provide capital to support their business activity, FHLB Des Moines has the ability to expand and contract to meet the funding needs of our members. We expect advances to decline from these record levels as credit markets stabilize. Investments increased $1.0 billion to $9.2 billion at December 31, 2007 from $8.2 billion at December 31, 2006.

Net income totaled $101.4 million for the year ended December 31, 2007 compared with $89.4 million for the same period in 2006, an increase of 13.5%. The improvement in net income for the year was driven primarily by an increase in net interest income caused by growth in earning assets and an improved net interest spread. Net interest income was $171.1 million for the year ended December 31, 2007 compared with $154.3 million for the same period in 2006, an increase of 10.9%.

Retained earnings grew $17.1 million or 5.0% to $361.3 million at year end 2007 compared to $344.2 million at December 31, 2006. Additional financial information will be provided in the Bank’s 2007 Annual Report on Form 10-K, available at www.fhlbdm.com or www.sec.gov on or before March 17, 2008.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

Statement of Condition (dollars in millions)	December 31, 2007	December 31, 2006
Advances	$40,412	$21,855
Mortgage loans, net	10,802	11,775
Investments	9,244	8,219
Total Assets	60,767	42,041
Capital Stock — Class B Putable	2,717	1,906
Retained Earnings	361	344
Capital-to-Asset Ratio	5.02%	5.35%

	For the quarter ended		Twelve months ended
	December 31,		December 31,
Operating Results and Performance
Ratios (dollars in millions)	2007	2006	2007	2006
Net Interest Income	$48.3	$39.4	$171.1	$154.3
Net Income	29.2	23.3	101.4	89.4
Return on Average Assets	0.22%	0.21%	0.21%	0.20%
Return on Average Capital Stock	5.10%	4.80%	4.97%	4.61%
Return on Average Total Capital	4.43%	4.06%	4.25%	3.91%
Net Interest Margin	0.37%	0.36%	0.37%	0.35%
Operating Expenses to Average Assets	0.09%	0.08%	0.08%	0.09%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 2007 Annual Report on Form 10-K to be filed on or before March 17, 2008 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.